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Exhibit 10.27

                 Telephone: 704-344-8150                       EUGENE B. JOHNSON
                 Facsimile: 704-344-1594                           VICE CHAIRMAN

[FAIRPOINT COMMUNICATIONS LOGO]

                 521 East Morehead Street
                 Suited 250
                 Charlotte, NC 28202

     November 21, 2002

     John P. Duda
     President
     FairPoint Communications, Inc.
     521 East Morehead Street, Suite 250
     Charlotte, North Carolina 28202

     Dear John:

                    This letter agreement shall supplement and modify your Employment Agreement with FairPoint Communications, Inc. dated as of January 20, 2000 (the "Employment Agreement"). Except as set forth below, your Employment Agreement remains unchanged and in full force and effect. Should your employment be terminated on or before December 31, 2003 by the Company without Cause (including upon a Change of Control), the existing provisions in the Employment Agreement shall control.

               1. Notwithstanding anything to the contrary in Paragraph 4(a) of the Employment Agreement, in the event that your employment with the Company is voluntarily terminated by you at any time between the date of this letter agreement and December 31, 2003 (the expiration date of the Employment Agreement), you shall be entitled to receive, in a lump sum payment from the Company, an amount equal to your Base Salary as of the date of termination for the period from the date of termination through December 31, 2003, plus all accrued and unpaid Base Salary and benefits as of the date of termination. At your election, however, should your employment with the Company be voluntarily terminated by you prior to December 31, 2002, you shall be entitled to receive, in lieu of a lump sum payment as above provided, periodic payments through December 31, 2002 pursuant to the Company's customary payroll practices and a lump sum payment of the remaining amount due and owing to you on the Company's first regular paydate in 2003. In addition, the Company shall maintain your long-term disability, term life insurance and medical benefits described in Section 2(b)(iv) of the Employment Agreement through December 31, 2003.

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               2.   In the event that your employment with the Company is
                    terminated by you or by the Company other than for Cause prior to December 31, 2003, you shall be entitled to continue your use of the Company car assigned to you until the expiration of its lease (approximately September 2003) and you shall be entitled to continued reimbursement for reasonable expenses and costs related to such vehicle.

               3. Following expiration of your Employment Agreement at December 31, 2003, you shall continue as an employee at will, as provided in Section 1 of the Employment Agreement; provided, however, that the $6,000 annual allowance for long term disability and term life insurance premiums set forth in Section 2(b)(iv) of the Employment Agreement shall continue to be available to you, as will your use of a Company automobile (with reasonable expense reimbursement therefor). Should your employment be terminated thereafter by the Company without Cause (including upon a Change of Control), you shall be entitled to receive, in a lump sum payment from the Company, an amount equal to your Base Salary as of the date of termination for a period of twelve
                    (12) months, plus all accrued and unpaid base salary and benefits as of the date of termination. In addition, the Company shall maintain your long-term disability, term life insurance and medical benefits described in Section 2(b)(iv) of the Employment Agreement for a period of twelve (12) months following the date of your termination.

If the foregoing is acceptable to you, please indicate your concurrence with the terms of this letter agreement by signing below.


                                          Sincerely,


                                          /s/ Gene Johnson
                                          Gene Johnson

/bcs

Accepted and Agreed the 22nd day of November 2002


/s/ John P. Duda
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John P. Duda